Exhibit 99.2

                  TELEPHONE AND DATA SYSTEMS, INC.
                  ---------------------------------

                   PRO FORMA FINANCIAL INFORMATION
                  ---------------------------------


        Telephone and Data Systems, Inc. ("TDS"), together with its majority-owned subsidiaries, TDS Telecommunications Corporation, United States Cellular Corporation (AMEX symbol "USM") and American Paging, Inc. (AMEX symbol "APP"), are referred to in this report as the "Company."

        From January 1 through June 30, 1994, the Company acquired controlling interests in eight cellular markets and several minority cellular interests representing a total of approximately 1.1 million population equivalents. The total consideration paid for these acquisitions was approximately $123.7 million, consisting of $26.1 million in cash, 1.9 million TDS Common Shares, 49,000 USM Common Shares, the obligation to deliver 42,000 TDS Common Shares in the future and the cancellation of a note receivable of $1.4 million.

        As of June 30, 1994, the Company had pending agreements to acquire three telephone companies, one paging company and controlling interests in four cellular markets and one minority interest in one market representing a total of approximately 919,000 population equivalents. The total consideration to be paid for the acquisitions described in this paragraph, valued at the time such agreements were entered into, is approximately $145.1 million. If these acquisitions are completed as planned, the Company will issue approximately 3.1 million TDS Common Shares, 125,000 TDS Preferred Shares and will pay approximately $9.9 million in cash.

        Pursuant to Rule 3-05 and Rule 11-01 of Regulation S-X, the completed and pending acquisitions of businesses described in the foregoing paragraphs are not individually significant. The following pro forma financial information is included pursuant to Article 11 of Regulation S-X:


   Telephone and Data Systems, Inc. Unaudited Condensed Pro Forma
   Consolidated Financial Statements:

        Unaudited Condensed Pro Forma Consolidated Balance Sheet as of June 30, 1994

        Unaudited Condensed Pro Forma Consolidated Statement of Income for the Six Months Ended June 30, 1994

        Unaudited Condensed Pro Forma Consolidated Statement of Income for the Year Ended December 31, 1993

        Notes to Unaudited Condensed Pro Forma Consolidated
         Financial Statements

                  TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES
                    Condensed Pro Forma Consolidated Balance Sheet
                                    June 30, 1994
                                      Unaudited
                                      ---------
                                     (In Thousands)

                                        ASSETS



                                              Combined    Pro Forma
                                              Completed  Adjustments   Pro Forma
                                  TDS        and Pending   Increase       TDS
                            Consolidated (a)Acquisitions  (Decrease) Consolidated
                            -------------------------------------------------------
   CURRENT ASSETS             $   191,437    $ 18,283   $      (9)(1)  $  209,711
                               ----------   ---------   ---------       ---------

   INVESTMENTS
    Cellular limited
      partnership interests       106,715         566      (2,208)(1)     105,073
    Cellular license
      acquisition costs, net      112,576       1,767         ---         114,343
    Marketable equity
      securities                   21,108         ---         ---          21,108
    Other                         127,546       3,554         ---         131,100
                               ----------   ---------   ---------       ---------

                                  367,945       5,887      (2,208)        371,624
                               ----------   ---------   ---------       ---------

   PROPERTY, PLANT AND
			 EQUIPMENT
    Telephone plant and
      franchise costs, net        639,308      40,372      42,555 (1)     722,235
    Cellular telephone plant
      and license costs, net    1,149,663       7,459      73,318 (1)   1,230,440
    Radio paging, net              56,643         543      11,119 (1)      68,305
    Other, net                     31,365         ---         ---          31,365
                               ----------   ---------   ---------       ---------

                                1,876,979      48,374     126,992       2,052,345
                               ----------   ---------   ---------       ---------

   OTHER ASSETS AND
    DEFERRED CHARGES               20,138       3,746         ---          23,884
                               ----------   ---------   ---------       ---------
                              $ 2,456,499    $ 76,290   $ 124,775      $2,657,564
                               ==========   =========   =========       =========


   The accompanying notes to condensed pro forma consolidated financial statements are an integral part of this statement.

                  TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES
                    Condensed Pro Forma Consolidated Balance Sheet
                                    June 30, 1994
                                      Unaudited
                                      ----------
                                     (In Thousands)

                         LIABILITIES AND STOCKHOLDERS' EQUITY


                                              Combined    Pro Forma
                                              Completed  Adjustments   Pro Forma
                                  TDS        and Pending   Increase       TDS
                            Consolidated(a) Acquisitions  (Decrease)  Consolidated
                            -------------------------------------------------------

   CURRENT LIABILITIES        $   207,158    $ 17,085   $   7,525 (1)  $  231,768
                               ----------   ---------   ---------       ---------
   DEFERRED LIABILITIES AND
    CREDITS                        92,313       5,700         ---          98,013
                               ----------   ---------   ---------       ---------
   LONG-TERM DEBT, excluding
    current portion               504,266      35,448         ---         539,714
                               ----------   ---------   ---------       ---------
   REDEEMABLE PREFERRED STOCK,
    excluding current portion      15,294         ---      12,508 (1)      27,802
                               ----------   ---------   ---------       ---------
   MINORITY INTEREST in
    subsidiaries                  248,916          56         --- (1)     248,972
                               ----------   ---------   ---------       ---------
   NONREDEEMABLE PREFERRED
    STOCK                          16,636         ---         ---          16,636
                               ----------   ---------   ---------       ---------
   COMMON STOCKHOLDERS'
    EQUITY
    Common Shares, par value
      $1 per share                 45,838         140       2,993 (1)      48,971
    Series A Common Shares,
       par value $1 per share       6,884         ---         ---           6,884
    Common Shares Issuable          1,995         ---         ---           1,995
    Capital in excess of
      par value                 1,214,324           5     119,605 (1)   1,333,934
    Retained earnings             102,875      17,856     (17,856)(1)     102,875
                               ----------   ---------   ---------       ---------
                                1,371,916      18,001     104,742       1,494,659
                               ----------   ---------   ---------       ---------
                              $ 2,456,499    $ 76,290   $ 124,775      $2,657,564
                               ==========   =========    ========     ===========


   The accompanying notes to condensed pro forma consolidated financial statements are an integral part of this statement.

                  TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES
                 Condensed Pro Forma Consolidated Statement of Income
                        For the Six Months Ended June 30, 1994
                                      Unaudited
                                      ----------
                          (In Thousands, except per share amounts)

                                             Combined      Pro Forma
                                             Completed    Adjustments  Pro Forma
                                 TDS        and Pending     Increase      TDS
                             Consolidated Acquisitions (b) (Decrease)  Consolidated
                           -----------------------------  --------------------------

   OPERATING REVENUES
    Telephone                 $   141,348    $ 10,362   $     ---      $  151,710
    Cellular telephone            146,890       4,365         ---         151,255
    Radio paging                   44,149       2,309         ---          46,458
                               ----------   ---------   ---------       ---------
      Total operating revenues    332,387      17,036         ---         349,423
                               ----------   ---------   ---------       ---------
   OPERATING EXPENSES
    Telephone                      95,776       9,873         535 (3)     106,184
    Cellular telephone            142,371       4,342       1,202 (3)     147,915
    Radio paging                   42,931       2,060         519 (3)      45,510
                               ----------   ---------   ---------       ---------
      Total operating expenses    281,078      16,275       2,256         299,609
                               ----------   ---------   ---------       ---------

   OPERATING INCOME                51,309         761      (2,256)         49,814
                               ----------   ---------   ---------       ---------

   INVESTMENT AND OTHER
    INCOME (EXPENSE)
    Interest and dividend
      income                        4,504           4        (103)(5)       4,405
    Minority share of income       (3,885)        ---          70 (2)      (3,289)
                                                              526 (6)
    Cellular investment
      income, net of license
					 cost amortization            10,884         ---         ---          10,884
    Other, net                       (291)        195         ---             (96)
                               ----------   ---------   ---------       ---------
                                   11,212         199         493          11,904
                               ----------   ---------   ---------       ---------

   INCOME BEFORE INTEREST
    AND INCOME TAXES               62,521         960      (1,763)         61,718
    Interest expense               18,693       1,157        (103)(5)      20,423
                                                              676 (7)
                               ----------   ---------   ---------       ---------

   INCOME BEFORE INCOME TAXES      43,828        (197)     (2,336)         41,295
    Income tax expense             19,284         546      (1,370)(8)      18,460
                               ----------   ---------   ---------       ---------

   NET INCOME(c)                   24,544        (743)       (966)         22,835
    Preferred Dividend
      Requirement                  (1,137)        ---        (344)(9)      (1,481)
                               ----------   ---------   ---------       ---------

   NET INCOME AVAILABLE
    TO COMMON(c)              $    23,407    $   (743)  $  (1,310)     $   21,354
                               ==========   =========    ========     ===========

   WEIGHTED AVERAGE
    COMMON SHARES (000s)           52,758                   3,397          56,155
                               ==========                ========      ==========

   EARNINGS PER COMMON
    SHARE(c)                  $       .44                                     .38
                               ==========                              ==========


   The accompanying notes to condensed pro forma consolidated financial statements are an integral part of this statement.

                  TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES
                 Condensed Pro Forma Consolidated Statement of Income
                         For the Year Ended December 31, 1993
                                      Unaudited
                                      ---------
                          (In Thousands, except per share amounts)

                                               Combined    Pro Forma
                                               Completed  Adjustments Pro Forma
                                   TDS        and Pending   Increase     TDS
                              Consolidated(d) Acquisitions  (Decrease)  Consolidated
                             -------------------------------------------------------

   OPERATING REVENUES
      Telephone               $     268,122   $   39,182   $   ---    $  307,304
      Cellular telephone            214,310       16,837       ---       231,147
      Radio paging                   75,363        4,618       ---        79,981
                               ------------    ---------  --------    ----------
        Total operating
           revenues                 557,795       60,637       ---       618,432
                               ------------    ---------  --------    ----------

   OPERATING EXPENSES
      Telephone                     189,012       37,722     1,071 (3)   227,805
      Cellular telephone            222,966       14,936     3,087 (3)   240,989
      Radio paging                   76,084        4,120     1,037 (3)    81,241
                               ------------    ---------  --------    ----------
        Total operating
           expenses                 488,062       56,778     5,195       550,035
                               ------------    ---------  --------    ----------
   OPERATING INCOME                  69,733        3,859    (5,195)       68,397
                               ------------    ---------  --------    ----------

   INVESTMENT AND OTHER
      INCOME (EXPENSE)
      Interest and dividend
        income                        8,082          231      (188)(5)     8,125
      Minority share of income         (475)         ---        45 (2)       644
                                                             1,074 (6)
      Cellular investment
        income, net of license
        cost amortization            15,704          ---        12 (4)    15,716
      Gain on sale of
        cellular interests            4,970          ---       ---         4,970
      Other, net                       (155)       4,861       ---         4,706
                               ------------    ---------  --------    ----------
                                     28,126        5,092       943        34,161
                               ------------    ---------  --------    ----------
   INCOME BEFORE INTEREST
      AND INCOME TAXES               97,859        8,951    (4,252)      102,558
      Interest expense               37,466        3,440      (188)(5)    41,652
                                                               934 (7)
                               ------------    ---------  --------    ----------

   INCOME BEFORE INCOME TAXES        60,393        5,511    (4,998)       60,906
      Income tax expense             26,497        2,034    (4,061)(8)    24,470
                               ------------    ---------  --------    ----------

   NET INCOME (c)                    33,896        3,477      (937)       36,436
      Preferred Dividend
        Requirement                  (2,386)         ---      (688)(9)    (3,074)
                               ------------    ---------  --------    ----------

   NET INCOME AVAILABLE
      TO COMMON (c)           $      31,510   $    3,477   $(1,625)   $   33,362
                               ============    =========  ========   ===========
   WEIGHTED AVERAGE COMMON
      SHARES (000s)                  47,266                  4,922        52,188
                               ============               ========   ===========
   EARNINGS PER COMMON
      SHARE (c)               $         .67                           $      .64
                               ============                          ===========


   The accompanying notes to condensed pro forma consolidated financial statements are an integral part of this statement.

                  TELEPHONE AND DATA SYSTEMS, INC.
   NOTES TO CONDENSED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                             (Unaudited)


      (a)     Includes  the   balance  sheets  of  the   entities
   discussed in the second paragraph of this exhibit.

      (b) Includes the income statements of the entities discussed in the second paragraph of this exhibit prior to the date of acquisition by the Company, as well as each of the income statements of the entities for which acquisition by the Company is pending as of the date of this Form 10-Q.

      (c) Net income, net income available to common and earnings per share are presented prior to extraordinary items and the cumulative effect of accounting changes.

      (d) Cellular operating revenues and expenses for 1993 have been reclassified to conform to 1994 presentation.

      (e) The pro forma adjustments are described in the following paragraphs:

       1) Reflects TDS's acquisition of the telephone, cellular telephone, and radio paging interests described in the third paragraph of this exhibit. Also reflects the elimination of the equity of these interests in purchase transactions and the allocation of the purchase price in excess of book value (in thousands).

        Purchase price (aggregate)                        $145,105

        Less: TDS's proportionate share of acquired
              companies' equity at June 30, 1994           (18,113)
                                                          --------
        Purchase price to be allocated                    $126,992
                                                          ========

        Purchase price in excess of book value--
             Cellular operations                          $ 73,318
             Telephone operations                           42,555
             Paging operations                              11,119
                                                          --------

                                                          $126,992
                                                          ========

        The pro forma allocations of the purchase prices to the acquired entities' assets as set forth above are based upon preliminary estimates of the values of those assets.

        2)   Reflects  the  minority   shareholders'  portion  of
   acquired companies' net loss.

        3) Reflects the amortization of assumed costs in excess of book value. Excess cost amounts are primarily assumed to be amortized over 5 to 40 years.

        4) Reflects the elimination of the equity-method losses of acquired entities which are consolidated in the Pro Forma
   Consolidated Statements of Income.

        5) Reflects the elimination of intercompany interest income and interest expense between the Company and acquired entities. The acquired entities were previously accounted for by the equity method of accounting (see Note 4).

        6) Reflects the minority shareholders' portion of USM's net loss due to the addition of the cellular entities and the related pro forma adjustments in (2)-(4) above.

        7) Reflects the estimated interest expense incurred as a result of increases in Notes Payable in connection with the acquisitions included in the Condensed Pro Forma Consolidated
   Statements of Income.

        8) Reflects the estimated income tax effects of the pro forma adjustments in (2)-(4) and (7) above.

        9) Reflects the preferred dividend requirement on the TDS Preferred Shares to be issued.